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                                                                     EXHIBIT 3
                        VOTING AND CONVERSION AGREEMENT


                  This VOTING AND CONVERSION AGREEMENT (this "Agreement"), dated November 9, 1998, by and among Anchor National Life Insurance Company, an Arizona corporation ("Anchor"), Rockford Industries, Inc., a California corporation (the "Company"), and American Express Company, a New York corporation ("AMEX").

                                WITNESSETH THAT:

                  WHEREAS, the Company, AMEX and RXP Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of AMEX ("Newco"), have entered into a letter of intent relating to a proposed merger transaction whereby AMEX would acquire all of the capital stock of the Company on a fully diluted basis for consideration of approximately $11.88 per share (the "Merger"); and
                  WHEREAS, Anchor previously subscribed for and is the record and beneficial owner of 70,000 shares of Series A Preferred Stock of the Company (the "Preferred Shares") pursuant to a Subscription Agreement dated May 25, 1995 between the Company and Anchor (the "Subscription Agreement") representing all of the issued and outstanding shares of Preferred Stock of the Company; and
                  WHEREAS, pursuant to the Subscription Agreement, the Preferred Shares are convertible into a specified number of shares of Common Stock, no par value, of the Company (the "Common Shares");and

                  WHEREAS, Anchor believes the consummation of the Merger is beneficial to Anchor and the other shareholders of the Company; and

                  WHEREAS, Anchor desires to induce AMEX to enter into a Plan and Agreement of Merger among AMEX, Newco and the Company (the "Merger Agreement") and to proceed with the Merger; and

                  WHEREAS, to facilitate the ability of AMEX, Newco and the Company to consummate the Merger, Anchor desires to covenant and agree, upon the terms and subject to the conditions set forth herein, to: (i) vote all of the Preferred Shares in favor of approval of the Merger,


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and (ii) convert all of the Preferred Shares into Common Shares immediately prior to the closing of the Merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, AMEX's willingness to enter into the Merger Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Preferred Shares. Anchor agrees, during the term of this Agreement, to vote all of its Preferred Shares (i) in person or by proxy in favor of approval of the Merger at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof (each, a "Shareholders' Meeting") or (ii) at the request of the Company, by written consent in favor of approval of the Merger.

2. Representations of Anchor. Anchor is the beneficial and record owner of 70,000 Preferred Shares. Such shares are all of the Preferred Shares owned beneficially or of record by Anchor. Such Preferred Shares are owned by Anchor free and clear of any pledges, liens, security interests, adverse claims, assessments, options, equities, charges or encumbrances with respect to the ownership of or right to vote or dispose of such Shares.

3. No Voting Trusts or Transfers or Pledges. Anchor agrees that it will not, nor will Anchor permit any entity under its control to, (i) deposit any of the Preferred Shares in a voting trust or subject any of the Preferred Shares to any agreement or arrangement with respect to the voting thereof, (ii) pledge, grant a security interest in, hypothecate, sell, assign, transfer or otherwise dispose of or convey any of its Preferred Shares, or (iii) convert the Preferred Shares other than in accordance with this Agreement or take any other action with respect to the Preferred Shares which is inconsistent with Anchor's agreements under this Agreement. Without limiting the generality of the foregoing, Anchor shall not grant to any party any option or right to purchase the Preferred Shares or any interest therein. Anchor acknowledges and agrees that the transfer agent with respect to the Preferred Shares shall be


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         given notice that the Preferred Shares are subject to the terms of this Agreement and such Preferred Shares shall not be transferred except in accordance with the terms of this Agreement.

4. Agreement to Convert Preferred Shares. Anchor agrees during the term of this Agreement, if AMEX, the Company and Newco (or any other wholly-owned subsidiary of AMEX) enter into a Merger Agreement, immediately prior to the closing of the Merger on the Closing Date for the Merger, Anchor will convert all of its Preferred Shares into Common Shares pursuant to and on the terms set forth in the Subscription Agreement and the Certificate of Determination relating to the Preferred Shares. Until such time as Anchor converts the Preferred Shares into Common Shares in accordance with this Agreement, the Company acknowledges and agrees that such Preferred Shares will continue to accrue dividends, and such dividends shall be payable upon the conversion of the Preferred Shares in accordance with this Agreement.

5. Nondisclosure. Anchor understands, acknowledges and agrees that it must maintain the highest degree of confidentiality, shall not make any public announcement and shall only disclose to employees when disclosure is imperative with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 5 shall be deemed to prohibit Anchor from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system so long as Anchor consults with the Company and AMEX prior to such disclosure.

6. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that


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         injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

7. Term of Agreement. The term of this Agreement shall commence on the execution and delivery of the Merger Agreement, and such term and this Agreement shall terminate upon the earliest to occur of (i) the date on which the Merger Agreement is terminated in accordance with its terms, (ii) the date following the meeting of the holders of the Common Stock to approve the Merger, in the event the holders of the Common Stock do not approve the Merger and (iii) September 30, 1999. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, five (5) business days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:


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         If to Anchor:

                  Anchor National Life Insurance Company

                  c/o SunAmerica Corporate Finance

                  700 Louisiana Street, Suite 3905

                  Houston, TX 77002

                  Attention:  Thomas Denkler

                  Telecopy:  (713) 222-1402


         If to Rockford:

                  Rockford Industries, Inc.

                  1851 East First Street, 6th Floor

                  Santa, Ana, California 92705

                  Attention: Kevin McDonnell

                  Telecopy: (714) 547-7166


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         With a copy to:

                  O'Melveny & Myers LLP

                  610 Newport Center Drive

                  Newport Beach, California 92660

                  Attention: J. Jay Herron, Esq.

                  Telecopy: (714) 669-6994



         If to AMEX:


                  American Express Company

                  American Express Tower

                  World Financial Center

                  New York, New York   10285-4900

                  Attention: Carol V. Schwartz, Esq.

                  Telecopy: (212) 619-7099


         With a copy to:

                  King & Spalding

                  191 Peachtree Street

                  Atlanta, Georgia  30303-1763

                  Attention:  Bruce N. Hawthorne, Esq.

                  Telecopy:  (404) 572-5146


         or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 9 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.


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10.      Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is approved in writing by all of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions of this Agreement and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

11.      Miscellaneous.

         (a) Nothing contained in this Agreement shall be construed as creating any liability on the part of Anchor under the Merger Agreement.

         (b) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

         (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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         (e)      All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                        ANCHOR NATIONAL LIFE INSURANCE
                                        COMPANY


                                        By: /s/ Thomas N. Denkler
                                           -------------------------------------
                                        Name:  Thomas N. Denkler
                                             -----------------------------------
                                        Title: Authorized Agent
                                              ----------------------------------



                                        ROCKFORD INDUSTRIES, INC.


                                        By: /s/ Kevin McDonnell
                                           -------------------------------------
                                        Name:  Kevin McDonnell
                                             -----------------------------------
                                        Title: CFO
                                              ----------------------------------



                                        AMERICAN EXPRESS COMPANY


                                        By: /s/ Steve Alesio
                                           -------------------------------------
                                        Name:  Steve Alesio
                                             -----------------------------------
                                        Title: Authorized Signatory
                                              ----------------------------------


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